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                                                                     Exhibit 5.1


Charles Adams, Ritchie & Duckworth
Attorneys-At-Law


                                                     PO Box 709 GT, Zephyr House
                                                     Mary Street, Grand Cayman
                                                     Cayman Islands, B.W.I.
                                                     Telephone: (345) 949-4544
                                                     Facsimile: (345) 949-7073
                                                     Email: card@card.com.ky


July 9th , 2003

Consolidated Water Co. Ltd.,
P.O. Box 1114 GT
Grand Cayman
B.W.I.

Dear Sirs,

We have acted as Cayman Islands counsel to you, a Cayman Islands company ("the Company"), in connection with the proposed sale by the Company of the following securities to be registered on a Form F-3 Registration Statement, ("the Registration Statement"), to be filed with the Securities and Exchange Commission ("the Commission") pursuant to the United States Securities Act of 1933 ("the Act"):-

1.    215,714 ordinary shares of the Company ("the Shares").

In rendering this opinion, we have examined the following documents and instruments:-

(1) the Registration Statement (not including the Exhibits filed or to be filed unless mentioned below);
(2)   the Company's Certificate of Incorporation;
(3)   the Company's Memorandum and Articles of Association; and
(4) the resolutions adopted by the Board of Directors of the Company authorizing the registration of the Shares pursuant to the terms contained in the Registration Statement.

We have also consulted with officers and directors of the Company and have obtained such representations with respect to matters of fact as we have deemed necessary or advisable for purposes of rendering this opinion, we have not necessarily independently verified those factual statements, nor the veracity of those representations, but we have no reason to doubt their truth or accuracy.

Based on the foregoing it is our opinion that the Shares to be registered by the Registration Statement are validly issued, fully paid and non-assessable.

This opinion is issued on the basis that it will be construed in accordance with the provisions of the laws of the Cayman Islands.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this law firm in the Prospectus under the heading "Legal Matters". We further consent to the use in the Registration Statement of the description of our opinions in the "Risk Factors" section under the caption "Service of Process and Enforcement of Legal Proceedings Commenced Against Us in the United States May Be Difficult to Obtain." In giving this consent, we do not admit that we are in the category of persons whose consent we understand is required under Section 7 of the Act or the rules and regulations of the Commission promulgated under it.

Yours faithfully,

CHARLES ADAMS, RITCHIE & DUCKWORTH

/s/  Charles Adams, Ritchie & Duckworth